                                                                    Exhibit 15.1

April 19, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:      The Goldman Sachs Group, Inc.
         Registration Statement on Form S-3


Commissioners:

We are aware that (i) our report dated April 5, 2001 on our review of the condensed consolidated statements of financial condition of The Goldman Sachs Group, Inc. and Subsidiaries (the "Company") as of February 23, 2001 and the related condensed consolidated statements of earnings, cash flows and comprehensive income for the three months ended February 23, 2001 and February 25, 2000 included in the Company's Quarterly Report on Form 10-Q for the quarter ended February 23, 2001, and (ii) our report dated January 12, 2001 on our review of the consolidated statements of financial condition of SLK LLC and Subsidiaries as of June 30, 2000 and June 30, 1999, and the related consolidated statements of income, changes in members' equity and cash flows for each of the nine-month periods then ended, which was included in the Company's Current Report on Form 8-K/A dated January 16, 2001, are incorporated by reference into this Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports should not be considered a part of such Registration Statement, and are not reports prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Very truly yours,



/s/ PricewaterhouseCoopers LLP